UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

Of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2006.

PW EAGLE, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota

(State or Other Jurisdiction of Incorporation)

0-18050	41-1642846
(Commission File Number)	(IRS Employer Identification No.)

1550 Valley River Drive, Eugene, Oregon 97401

(Address of Principal Executive Offices) (Zip Code)

(541) 343-0200

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreement.

Effective April 27, 2006, PW Eagle, Inc. (“PW Eagle” or the “Company”) and its wholly-owned subsidiary USPoly Company, LLC (“USPoly”), as co-borrowers, entered into a Fifth Amended and Restated Loan and Security Agreement (the “Agreement’) with Bank of America, N.A., acting as agent (“Bank of America”). The Agreement amends and replaces in its entirety the Company’s existing credit facility with Bank of America N.A.. The Agreement provides the Company and USPoly with greater flexibility with respect to financial covenants, as well as a reduced interest rate.

Under the Agreement, PW Eagle and USPoly are provided with a five-year, $100 million revolving line of credit secured by a first priority lien on substantially all of PW Eagle’s and USPoly’s assets. The Company has the ability to increase the amount of the facility to $125 million. The initial interest rate on funds borrowed under the Agreement is a floating rate based on Bank of America’s announced or quoted prime rate for commercial loans or LIBOR, at the Company’s election. The Agreement requires PW Eagle to comply with certain restrictive financial covenants including a minimum fixed charge coverage ratio. The Agreement also contains customary affirmative and negative covenants and customary events of default such as nonpayment, bankruptcy, and the change in control of PW Eagle.

The foregoing description of the Fifth Amended and Restated Loan and Security Agreement is qualified in its entirety by reference to the Fifth Amended and Restated Loan and Security Agreement filed as Exhibit 10.1, which is incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation

The information included in Item 1.01 of this report is incorporated by reference into this item 2.03.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements: None

(b)	Pro forma financial information: None

(c)	Shell Company Transactions. None

(d)	Exhibits:

10.1         Fifth Amended and Restated Loan and Security Agreement, dated April 27, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

PW EAGLE, INC.

Date: May 3, 2006	By	/s/ Scott Long
Scott Long
Chief Financial Officer

EXHIBIT INDEX

to

FORM 8-K

PW EAGLE, INC.

Date of Report:	Commission File No.:
May 3, 2006	0-18050

Exhibit No.	ITEM
10.1	Fifth Amended and Restated Loan and Security Agreement, dated April 27, 2006.